Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DERMTECH, INC.

DermTech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.The name of the Corporation is DermTech, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 27, 2019. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware on August 29, 2019 (the “Amended and Restated Certificate of Incorporation”). A Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on August 29, 2019. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 2019. A Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 2, 2020. A Certificate of Designation of Preferences, Rights and Limitations of Series B-2 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 2, 2020.

2.The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting in its entirety Article TWELFTH thereof and replacing therewith the following new Article TWELFTH:

“TWELFTH:

A.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the Delaware General Corporation Law or this Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation (including any right, obligation, or remedy thereunder), (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting a claim governed by the internal affairs doctrine against the Corporation or any director, officer or other employee of the Corporation, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.  This Section A of Article TWELFTH shall not apply to actions brought to enforce a duty or liability created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction.

B.Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.”

3.The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Second Certificate of Amendment to be advisable, (ii) adopting and approving this Second Certificate of Amendment, (iii) directing that this Second Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at the 2020 Annual Meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Second Certificate of Amendment be approved.

4.This Second Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at the 2020 Annual Meeting of the stockholders of the Corporation in accordance with the provisions of Sections 222 and 242 of the Delaware General Corporation Law.

5.This Second Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

(Signature page follows)

IN WITNESS WHEREOF, DermTech, Inc. has caused this Second Certificate of Amendment to be signed by John Dobak, a duly authorized officer of the Corporation, on May __, 2020.

DERMTECH, INC.,
a Delaware corporation

By:
Name:	John Dobak
Title:	Chief Executive Officer

[Signature page to Certificate of Amendment]